Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No.’s 333-152003, 333-73467, 333-16663 and 33-94902) of New Leaf Brands, Inc. of our report dated May 20, 2011 with respect to our audit of the consolidated financial statements of New Leaf Brands, Inc. as of December 31, 2010 and for the year then ended, which appears in this Annual Report on Form 10-K. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the company’s ability to continue as a going concern.

/s/ EisnerAmper LLP

New York, New York
May 20, 2011